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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We do hereby consent the reference to our firm under the caption "Experts" in this Amendment No. 2 to Registration Statement on Form S-4 (Registration No. 333-112814) and to the use in such Registration Statement of our report dated December 19, 2003, relating to the balance sheets of Stratus Services Group, Inc. as of September 30, 2003 and 2002 and the related statements of operations, stockholders' equity, cash flows and comprehensive income for each of the three years in the period ended September 30, 2003 and related financial statement schedule II.

/s/ Amper, Politziner & Mattia P.C.

April 21, 2004
Edison, New Jersey

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  Exhibit 23.1